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                                                                      Exhibit 23
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The Board of Directors
Fairchild Semiconductor International, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 30, 1999, except as to Note 20, which is as of August 9, 1999, with respect to the consolidated balance sheets of Fairchild Semiconductor International, Inc. and Subsidiaries as of May 30, 1999 and May 31, 1998, and the related consolidated statements of operations and stockholders' equity (deficit) for each of the years in the three-year period ended May 30, 1999, and the related consolidated statements of cash flows for the years ended May 30, 1999 and May 31, 1998, and the related schedules, which reports appear in the Annual Report on Form 10-K of Fairchild Semiconductor International, Inc. for the year ended May 30, 1999.

As discussed in Note 18 to the financial statements, the Company changed its method of accounting for business process reengineering costs in 1998 to adopt the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs."

/s/ KPMG LLP

Boston, Massachusetts
March 6, 2000